Exhibit 99.1

          LENSAR Reports Fourth Quarter and Full Year 2020 Financial Results and Provides Business Update

Fourth Quarter 2020 Procedure Volumes Consistent with Fourth Quarter 2019 Levels

Cash and Cash Equivalents of $40.6 Million as of December 31, 2020

ORLANDO, Fla. (March 10, 2021) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on advanced femtosecond laser surgical solutions for the treatment of cataracts, today announced financial results for the fourth quarter and full year ended December 31, 2020 and provided an update on key strategic and operational initiatives.

“2020 was a transformative year for LENSAR,” said Nick Curtis, Chief Executive Officer of LENSAR. “Despite the unprecedented environment due to the COVID-19 pandemic, we were able to successfully complete a spin-off from our former parent, PDL BioPharma, Inc. (“PDL”), grow our installed base of LENSAR laser systems roughly 10% (to approximately 225 systems) and increase our share of the global FLACS market, providing clear evidence of LENSAR’s technology leadership in FLACS. According to recently published Market Scope data, procedure utilization on our systems continued to far exceed the rest of the industry, with an average of 430 procedures performed on each LENSAR Laser System, compared to an average of 232 procedures performed on competing systems during 2020.”

“Although 2020 presented a number of operational challenges, we were encouraged by the trends in the second half of the year, particularly the procedure activity in the U.S. and Europe, which rebounded significantly from the first half of the year and surpassed second half 2019 levels. We remain steadfast in our belief that our next generation system, ALLY, will be a disruptive technology with the ability to drive improved outcomes and experience for patients and will provide improved efficiencies and financial benefit to a surgeon’s practice. We remain on track to submit an application for 510(k) clearance to the U.S. Food and Drug Administration (“FDA”) by the end of the first quarter of 2022, and if cleared, a commercial launch later in 2022.”

Fourth Quarter 2020 Financial Results

Total revenue for the quarter ended December 31, 2020 was $8.3 million, a decrease of 2.1% or $0.2 million, compared to total revenue of $8.5 million for the quarter ended December 31, 2019. The decrease was primarily driven by the impact of the decline in elective surgical procedures associated with the COVID-19 pandemic. Fourth quarter 2020 procedure volume in the U.S. and Europe rebounded and exceeded procedure volume in the fourth quarter of 2019, but these increases were offset by a larger decrease in procedure volume in the Company’s remaining operating regions.

Selling, general, and administrative expenses for the quarter ended December 31, 2020 were $8.7 million, an increase of $3.8 million or 77.8%, compared to $4.9 million for the fourth quarter of 2019. The increase was primarily due to personnel expense, which was largely due to stock-based compensation expense. The increase was partially offset by a decrease in trade show and travel expenses as a result of travel restrictions and cancellations related to the COVID-19 pandemic.

Research and development expenses were $2.5 million and $1.4 million for the quarters ended December 31, 2020 and 2019, respectively. This increase was primarily due to additional costs for the continued development of ALLY in anticipation of a 510(k) filing with the FDA in the first quarter of 2022.

Net loss for quarter ended December 31, 2020 was $6.8 million, or $(0.78) per share, compared to a net loss of $2.5 million, or $(2.31) per share, in 2019. Total stock-based compensation expense recorded for the quarters ended December 31, 2020 and 2019 was $5.1 million and $0.5 million, respectively.

Full Year 2020 Financial Results

Total revenue for the year ended December 31, 2020 was $26.4 million, a decrease of 13.6% compared to total revenue of $30.5 million for the year ended December 31, 2019. The decrease was primarily driven by the impact of the COVID-19 pandemic and the associated decline in elective surgical procedures and sales of LENSAR Laser Systems. The number of procedures performed decreased by approximately 10% for the year ended December 31, 2020, as compared to the year ended December 31, 2019, primarily driven by a shutdown of elective procedures in all of our operating regions for approximately three months during 2020.

Selling, general, and administrative expenses for the year ended December 31, 2020 were $23.8 million, an increase of $6.6 million or 38.6%, compared to $17.1 million for the year ended December 31, 2019. The increase was largely due to a $6.4 million increase in personnel expense primarily due to stock-based compensation expense. The overall increase was partially offset by a decrease in trade show and travel expenses as a result of travel restrictions and cancellations related to the COVID-19 pandemic. Selling, general and administrative expenses included $3.4 million and $4.4 million of expenses allocated from PDL for corporate support functions for the years ended December 31, 2020 and 2019, respectively.

Research and development expenses were $7.6 million for the year ended December 31, 2020, consistent with the year ended December 31, 2019. Research and development expenses in the year ended December 31, 2020 predominantly represent expenses related to the Company’s development of ALLY. The Company expects research and development expenses to continue to increase as it nears the 510(k) filing for ALLY. In addition, research and development expenses in the year ended December 31, 2019 included $3.5 million of purchased intellectual property.

Net loss for year ended December 31, 2020 was $19.8 million, or $(4.28) per share, as compared to a net loss of $14.7 million, or $(13.70) per share, for the year ended December 31, 2019. Total stock-based compensation expense recorded for the year ended December 31, 2020 and 2019 was $9.0 million and $0.9 million, respectively.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the year ended December 31, 2020 was ($15.9) million, compared with ($8.8) million in the year ended December 31, 2019. Adjusted EBITDA was ($6.9) million for the year ended December 31, 2020, compared with ($7.9) million in the year ended December 31, 2019.

As of December 31, 2020, the Company had cash and cash equivalents of $40.6 million as compared to $42.7 million at September 30, 2020, when the Company was spun-off from PDL. Based on its cash position and operational forecasts, the Company believes it has sufficient cash to fund operations through the filing of its 510(k) application and expected launch of ALLY in 2022.

Conference Call:

LENSAR management will host a conference call and live webcast to discuss the fourth quarter results and provide a business update today, March 10, 2021 at 8:30 a.m. EST.

To participate by telephone, please dial (833) 312-1363 (U.S.) or (236) 712-2498 (international). The conference ID number is 1061836. The live webcast can be accessed under “Events & Presentations" in the Investor Relations section of the company's website at https://ir.lensar.com. Please log in approximately 5-10 minutes prior to the call to register and to download and install any necessary software. The call and webcast replay will be available until March 24, 2021.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing and marketing an advanced femtosecond laser system for the treatment of cataracts and the management of pre-existing or surgically induced corneal astigmatism. Its LENSAR Laser System incorporates a range of proprietary technologies designed to assist the surgeon in obtaining better visual outcomes, efficiency and reproducibility by providing advanced imaging, simplified procedure planning, efficient design and precision.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s development and the future market potential of ALLY. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “may,” “will,” “would,” “should,” “could,” “target,” “potential,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business include, without limitation, its history of operating losses and ability to generate revenue; its ability to maintain, grow market acceptance of and enhance its LENSAR Laser System; the impact of the COVID-19 pandemic and the Company’s ability to grow revenues to the pre-COVID-19 level; the Company’s ability to obtain the necessary clearances or approvals for ALLY; the willingness of patients to pay the price difference for LENSAR products; its ability to grow a U.S. sales and marketing organization; its ability to meet its future capital needs; the impact of any material disruption to the supply or manufacture of the LENSAR Laser System; the ability of the Company to compete against competitors that have longer operating histories and more established products than the Company; the Company’s ability to address numerous international business risks; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in its other filings with the SEC, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com. All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measures

The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. The key non-GAAP measures it uses are EBITDA and Adjusted EBITDA.

EBITDA is defined as net loss before interest expense, income tax expense, interest income, depreciation and amortization expenses. EBITDA is a non-GAAP financial measure. EBITDA is specifically disclosed because the Company believes that EBITDA provides meaningful supplemental information for investors regarding the performance of its business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Adjusted EBITDA is also a non-GAAP financial measure. The Company believes Adjusted EBITDA, which excludes stock-based compensation expense, provides meaningful supplemental information for investors when evaluating its results and comparing it to peer companies as stock-based compensation expense is a significant non-cash charge due to the recapitalization of the Company. It uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in its underlying business from quarter to quarter.  However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and, therefore, any non-GAAP measures it use may not be directly comparable to similarly titled measures of other companies.

A reconciliation of EBITDA and Adjusted EBITDA to their most comparable GAAP financial measure are set forth below.

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2020	2019	2020	2019
Net loss	$(6,828)	$(2,468)	$(19,774)	$(14,657)
Add: Interest expense	—	554	1,340	2,001
Less: Interest income	(20)	(17)	(68)	(58)
Add: Depreciation expense	274	548	1,309	2,639
Add: Amortization expense	312	317	1,256	1,227
EBITDA	(6,262)	(1,066)	(15,937)	(8,848)
Add: Stock-based compensation expense	5,136	543	9,026	918
Adjusted EBITDA	$(1,126)	$(523)	$(6,911)	$(7,930)

LENSAR, Inc.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue
Product	$6,471	$6,694	$19,831	$23,254
Lease	1,082	1,008	3,601	4,181
Service	731	758	2,950	3,093
Total revenue	8,284	8,460	26,382	30,528
Cost of revenue (exclusive of amortization)
Product	2,479	2,673	8,303	12,030
Lease	231	477	1,136	2,264
Service	909	645	2,868	3,005
Total cost of revenue	3,619	3,795	12,307	17,299
Operating expenses
Selling, general and administrative expenses	8,658	4,869	23,768	17,147
Research and development expenses	2,543	1,410	7,553	7,569
Amortization of intangible assets	312	317	1,256	1,227
Operating loss	(6,848)	(1,931)	(18,502)	(12,714)
Other income (expense)
Interest expense	—	(554)	(1,340)	(2,001)
Other income, net	20	17	68	58
Net loss attributable to common stockholders	$(6,828)	$(2,468)	$(19,774)	$(14,657)
Net loss per share attributable to common stockholders
Basic and diluted	$(0.78)	$(2.31)	$(4.28)	$(13.70)
Weighted-average number of shares used in calculation of net loss per share:
Basic and diluted	8,787	1,070	4,621	1,070

LENSAR, Inc.

BALANCE SHEETS
(In thousands, except per share amounts)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$40,599	$4,615
Accounts receivable, net of allowance of $19 and $0, respectively	2,012	3,384
Notes receivable, net of allowance of $9 and $0, respectively	444	502
Inventories	13,473	8,064
Prepaid and other current assets	1,857	618
Total current assets	58,385	17,183
Property and equipment, net	832	720
Equipment under lease, net	3,583	1,431
Notes and other receivables, long-term, net of allowance of $9 and $0, respectively	452	827
Intangible assets, net	12,110	13,366
Other assets	3,758	1,009
Total assets	$79,120	$34,536
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,481	$1,577
Accrued liabilities	4,570	4,778
Deferred revenue	923	777
Other current liabilities	493	697
Total current liabilities	8,467	7,829
Long-term operating lease liabilities	3,314	333
Note payable due to related party	—	20,200
Series A Preferred Stock	—	36,417
Other long-term liabilities	129	310
Total liabilities	11,910	65,089

Stockholders’ equity (deficit):
Common stock, par value $0.01 per share, 150,000 and 1,070 shares authorized at December 31, 2020 and 2019, respectively; 10,933 and 1,070 shares issued and outstanding at December 31, 2020 and 2019, respectively	109	11
Additional paid-in capital	125,094	7,621
Accumulated deficit	(57,993)	(38,185)
Total stockholders’ equity (deficit)	67,210	(30,553)
Total liabilities and stockholders’ equity (deficit)	$79,120	$34,536